UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: February 20, 2009
(Date of earliest event reported)

Umpqua Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

OREGON	000-25597	93-1261319
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification Number)

One SW Columbia, Suite 1200
Portland, Oregon 97258
(address of Principal Executive Offices)(Zip Code)

(503) 727-4100
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Company entered into an Employment Agreement with Executive Vice President / Strategic Initiatives Daniel A. Sullivan that supersedes and replaces his prior agreement, which was due to expire September 15, 2009. The new agreement expires December 31, 2014, but does not have a specific term of employment, and reflects Mr. Sullivan’s current annual salary of $210,000.

The material changes from Mr. Sullivan’s prior agreement are:

1.

The amount payable in the event of a termination without cause or termination for good reason is set at the greater of nine months base salary or two weeks salary for every year of employment with the Company if greater. Previously, Mr. Sullivan was entitled to the greater of a fixed amount ($212,436), nine months base salary, or two weeks salary for every year of employment with the Company.

2.

The amount payable in the event of termination without cause or termination for good reason after announcement of and for one year following a change in control is set at an amount equal to 24 months base salary and 200% of the incentive compensation Mr. Sullivan received for services performed in the previous year. Previously, Mr. Sullivan was entitled to the greater of a fixed amount ($812,768) or 24 months base salary and 200% of the incentive compensation Mr. Sullivan received for services performed in the previous year.

3.

Provide for a retention incentive in the event Mr. Sullivan remains employed for 12 months following a change in control equal to twelve months base salary and 100% of the incentive compensation Mr. Sullivan received for services performed in the previous year, paid in equal installments over twelve months. Previously, Mr. Sullivan was not entitled to receive a retention incentive.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.
NONE

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION
(Registrant)

Dated: February 20, 2009	By: /s/ Steven L. Philpott
Steven L. Philpott
Executive Vice President/General Counsel
Corporate Secretary